UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2011

Tree.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                                                On January 28, 2011, the Compensation Committee of Tree.com, Inc. (the “Company”) approved a restricted stock award of fifty (50) restricted shares of Class B Common Stock (the “Restricted Shares”) of Tree.com BU Holding Company, Inc. (“Tree BU”) to Greg Hanson, Chief Operating Officer and General Manager of the Company.

Tree BU is a newly formed subsidiary of the Company that was created to focus on the development of the www.tree.com website for the Company. The capital stock of Tree BU consists of shares of (i) Class A Common Stock that provide for voting rights and are currently wholly-owned by the Company and (ii) Class B Common Stock that do not have voting rights and of which Mr. Hanson is currently the sole recipient. The Certificate of Incorporation of Tree BU also provides for the designation of a class of Preferred Stock, as may be designated from time to time by the Board of Directors of Tree BU. If and when the Company contributes assets to Tree BU, it will receive in exchange for those assets shares of Preferred Stock, which Preferred Stock will have such terms, conditions, rights and attributes as designated by the Board of Directors of Tree BU. As of the grant date, Mr. Hanson’s Restricted Shares represented a 5% equity interest in the capital stock of Tree BU.

The Restricted Shares were awarded pursuant to a letter agreement and Standard Terms and Conditions (collectively, the “Agreement”), both of which are attached hereto as Exhibit 10.1 and 10.2, respectively. If Mr. Hanson is continuously employed by the Company or one of its subsidiaries, the Restricted Shares will vest in full on January 28, 2014 (the “Vesting Date”).  In the event that Mr. Hanson ceases to be employed by the Company or one of its subsidiaries prior to the Vesting Date, any unvested Restricted Shares will be forfeited.  Mr. Hanson will become vested in a pro-rata number of the Restricted Shares upon the occurrence of the following events (as each such event is described in the Agreement):

•                  Death or Disability

•                  Separation of Service without Cause

•                  Separation of Service for Good Reason

•                  A Change in Control of Tree BU

In addition, the Restricted Shares are subject to certain transfer restrictions and certain rights related to repurchase and sale of the Restricted Shares as set forth in the Agreement.  The transfer restrictions generally prohibit Mr. Hanson from transferring any unvested Restricted Shares and provide the Company with a right of first refusal in the event Mr. Hanson wishes to sell any vested shares to a third party outside other than for traditional estate-planning purposes.

Tree BU also has the right to repurchase Mr. Hanson’s vested Restricted Shares following the Vesting Date for fair market value.  Likewise, Mr. Hanson has the right to sell his vested Restricted Shares to Tree BU following the Vesting Date for fair market value.  Any purchase of Mr. Hanson’s vested Restricted Shares by Tree BU may be made in cash, shares of Company common stock or a combination thereof.  Should Tree BU elect to purchase Mr. Hanson’s Restricted Shares using shares of Company common stock, it must make such a purchase pursuant to a shareholder-approved Company equity plan or submit and obtain approval of Mr. Hanson’s Agreement by the Company’s stockholders prior to repurchasing the Restricted Shares.

Item 8.01.                                          Other Events.

Date of 2011 Annual Meeting of Stockholders

The Company announces that its 2011 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 8, 2011.

Since the date of the Annual Meeting is more than 30 days from the anniversary date of the Company’s 2010 Annual Meeting of Stockholders, in accordance with Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is informing stockholders of such change and is setting a new deadline for the receipt of stockholder proposals.

Rule 14a-8 Stockholder Proposal Deadline

For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, the written proposal must be received by the Secretary of the Company at the address set forth below no later than March 10, 2011, which the Company believes is a reasonable time before it will begin to print and send its proxy materials. Any such proposal must comply with Rule 14a-8 under the Exchange Act.

Bylaws Deadline

In accordance with the requirements set forth in the Company’s amended and restated bylaws (the “Bylaws”), for director nominations or other business to be brought before the Annual Meeting by a stockholder, other than Rule 14a-8 stockholder proposals described above, written notice, which notice must include the information required by the Bylaws, must be received by the Secretary of the Company at the address set forth below no later than March 10, 2011, in accordance with Article II, Section 1(3) of the Bylaws.

The address of the Company’s Secretary is: Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attn: Corporate Secretary.

Item 9.01                                             Financial Statements and Exhibits.

                                                Exhibits.

Exhibit Number	Description

10.1	Award Letter between Greg Hanson and Tree.com BU Holding Company, Inc., dated January 28, 2011

10.2	Standard Terms and Conditions to Restricted Stock Award Letters of Tree.com BU Holding Company, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2011

TREE.COM, INC.

	By:	/s/ Debra Ashley
Debra Ashley
Vice President, Assistant General Counsel and Assistant
Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Award Letter between Greg Hanson and Tree.com BU Holding Company, Inc., dated January 28, 2011

10.2	Standard Terms and Conditions to Restricted Stock Award Letters of Tree.com BU Holding Company, Inc.